CONFIDENTIAL mutual SEPARATION Agreement and FULL release

This CONFIDENTIAL MUTUAL SEPARATION Agreement and FULL release (the “Agreement”) is made and entered into as of the Separation Date (defined below) between Clinigence Holdings, Inc., a Delaware corporation (the “Employer”) and Jacob Margolin (“Employee” and together with the Employer is referred to as the “Parties”), in exchange for and in consideration of the promises, representations, covenants, and agreements set forth herein.

RECITALS

A.       The Parties entered into an employment relationship, which was governed by an Employment Agreement dated March 21, 2019 (the “Employment Agreement”);

B.       Employee desires to resign from Employer pursuant to Section 4(e) of the Employment Agreement (the “Resignation”);

C.       Employee and Employer mutually desire to terminate amicably Employee's Employment Agreement effective July 12, 2020 (the “Separation Date”);

D.       Although Employer is under no pre-existing obligation to pay any sums to Employee as a result of Employee’s resignation, in consideration of Employee’s service to Employer, Employer has agreed to provide Employee with certain benefits as described in this Agreement. The Parties have accordingly voluntarily entered into this Agreement for those benefits.

TERMS AND CONDITIONS

In consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:

1. Separation of Employment. By signing this Agreement, Employee acknowledges that Employee’s employment relationship with Employer ended on the Separation Date and that Employee is not entitled to any further wages, commissions, or benefits from Employer after the Separation Date, except as otherwise provided by this Agreement.

2.       Consideration. In consideration for Employee signing this Agreement, and agreeing to the commitments herein, the Employer agrees to pay Employee:

2.1       Severance Payment. Employer agrees to provide Employee (1) a one-time cash payment of twenty thousand dollars ($20,000), payable upon the Separation Date; (2) a cash payment of seventy-two thousand dollars ($72,000), payable in twelve equal monthly payments of $6,000 (the “Monthly Payment”), beginning on August 15, 2020; and (3) two hundred twenty-eight thousand three hundred and forty-six (228,346) shares of the Company’s common stock, which represents an amount equal to $290,000, at the price of $1.27 per share, which is the Fair Market Value of the Company’s stock on the Separation Date (the “Severance Payment”). The shares issue pursuant to the immediately preceding sentence shall not be subject to the Clinigence Holdings, Inc. 2019 Omnibus Equity Incentive Plan (the “Plan”), and such shares have not been registered under the Securities Act of 1933, as amended, and shall bear a legend to that effect. The Severance Payment will be in addition to gross wages of $7,500.00 to be paid to Employee on the Employer’s next regular payday of July 15, 2020. In addition, Employee shall be permitted to submit for reimbursement of unpaid expenses, including without limitation, cell phone and internet service costs, not to exceed a total reimbursement amount of $2,000. Employee shall submit all such reimbursement requests no later than 30 days after the Separation Date.

2.2       Vesting of Equity Awards. Employer agrees that certain stock award as approved by resolution of the Board on June 30, 2020, shall be awarded to Employee effective prior to the execution of this Agreement and that such award, together with all outstanding equity awards held by Employee, shall immediately vest effective on the Separation Date in accordance with Section 3(c) of the Employment Agreement and the Plan such that all securities issued pursuant to such awards shall be fully vested and no longer subject to forfeiture. Employer shall record the accelerated vesting required by this Section 2.2 on its records and take such further actions as necessary and appropriate to give full effect to the transactions contemplated by this Section 2.2.

2.3       So long as Employee properly and timely elects and is eligible for continuing healthcare benefits, Employer shall pay twelve (12) months of Employee’s continuing healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). After that twelve (12) month period, however, Employee will be solely responsible for continuing any such healthcare benefits.

2.3        Sole Financial Obligation. Employee understands and agrees that the monetary Severance Payment set forth in this Section 2 constitutes the Employer’s sole financial obligation to Employee.

2.4       Tax Consequences of the Severance Payment. The monetary severance benefits set forth in Section 2 above will constitute employment-related income and Employer will include the amount on Employee’s IRS Form W-2 for the taxable years 2020 and 2021 in which the Severance Payment is paid. Employee acknowledges and agrees that Employee is solely responsible for any tax liabilities and consequences that may result from Employee’s receipt of the Severance Payment and agrees that Employer shall bear no responsibility for any such liabilities or consequences. Employee further agrees that Employer shall not be required to pay, for any reason, any further sums to Employee, even if the tax liabilities and consequences to Employee are ultimately assessed in a fashion that Employee does not presently anticipate. Further, if any liability for taxes, interest, or penalties is imposed on the Employer because of its failure to comply with any federal, state, or local tax laws with regard to the payment of the severance benefits, Employee will, upon demand by Employer, indemnify and hold Employer harmless from any and all such liability. Employee acknowledges that Employer has not made any representations to Employee concerning the tax consequences of the Severance Payment.

2.5 Neutral Employment Reference. Employer agrees that, in response to any inquiries from potential employers of Employee, Employer will only provide a neutral employment reference for Employee consisting of Employee’s dates of employment and last position held.

3.       Release, Covenant Not to Sue, and Waiver.

3.1       In exchange for the good and valuable consideration set forth herein, Employee hereby releases, waives and discharges Employer, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (hereinafter “Released Parties”), from any and all manner of action, causes of action, claims, charges, suits, damages, attorney’s fees, and any and all other liabilities of whatsoever nature, whether in law or in equity, known or unknown, which Employee has claimed or may claim or could claim against Released Parties in any local, state or federal forum, administrative or judicial, relating to Employee’s employment at and termination of employment with Employer, including but not limited to, any claim or claims for damages alleging wrongful discharge; breach of contract; promissory estoppel; discrimination; retaliation; whistleblower; negligence; breach of privacy;; any and all relief for tort, personal injury, or negligence; claims of discrimination under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law and any other discrimination law, or under any other local state or federal law, regulation or ordinance; or under any public policy, contract of tort, or under common law; or arising under any policies, practices or procedures of the Employer; or any claim for wrongful discharge, breach of the Employment Agreement, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”). This release covers all possible Claims that are waivable by law, including but not limited to all Claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation.

3.2       Employee fully understands, acknowledges and agrees that the release set forth in Section 3.1 it shall be effective as a bar to each and every one of the Claims, demands and causes of action herein above mentioned or implied. Employee expressly consents that the release set forth in Section 3.1 shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims up to the Separation Date, as well as those relating to any other claims hereinabove mentioned. Employee fully understands, acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver Employer would not have agreed to the terms of the Agreement. Employee further understands, acknowledges and agrees that in the event Employee should bring a claim seeking damages against Employer, the release set forth in Section 3.1 shall serve as a complete defense to such claims as to my rights and entitlements. Employee further understands, acknowledges and agrees that Employee is not aware of any pending charge or complaint of the type described in Section 3.1 above as of the date of my execution of this Release.

3.3       Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between the Employee and Employer, nothing in this Agreement or in any other agreement shall limit the Employee’s ability, or otherwise interfere with the Employee’s rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

4.       Additional Employee Representations.

4.1       Employee represents and agrees that: (a) Employee has not filed any complaints or charges against any of the Released Parties with any federal, state, or local agency or court; (b) Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any right to assert any claim against the Employer or any of the Released Parties which Employer is releasing, acquitting, or discharging through this Agreement; (c) Employee has not suffered any work related injuries during Employee’s employment with the Employer; (d) Employee has been afforded all leave to which Employee may have been entitled to during Employee’s employment with the Employer and is not aware of any facts or circumstances constituting a violation of any federal, state, or local employment leave laws; and (e) Employee is not owed any outstanding wages, bonuses or other compensation from the Employer beyond those earned and due as of Employee’s Separation Date, as set forth above in Section 2.1.

4.2 Employee also acknowledges and agrees that Employee has been fully and properly paid for all hours worked, has received all leave under the Family and Medical Leave Act of 1993, as amended (“FMLA”), to which Employee may have been entitled, is not aware of any facts or circumstances constituting a violation of the FMLA, as amended; of the Fair Labor Standards Act of 1938, as amended; or of any state wage and hour law.

4.3       Employee represents and agrees that, prior to executing this Agreement, Employee has been afforded a reasonable amount of time to review this Agreement, to understand its contents, to knowingly and voluntarily enter into this Agreement and to be bound by its specific, stated obligations and has been, and is being, advised to consult with an attorney prior to executing the agreement.

4.4       Employee agrees the consideration provided by Employer above represents compensation to which Employee would not otherwise be entitled except pursuant to this Agreement, and that by entering into this Agreement, Employee resolves any and all potential claims for back pay, severance pay, front pay, wages, bonuses, damages, whether compensatory, exemplary, punitive or otherwise, benefits, attorneys’ fees, costs, interests, and/or any other monies which the Employee may now or hereafter claim to be entitled to receive from Employer.

4.5        Pursuant to Section 6 of the Employment Agreement, employee agrees to cooperate and return all company property, including but not limited to all electronic equipment, which consists of a laptop issued by Employer to Employee, and access credentials.

5.0        Confidentiality of Agreement. Except as otherwise provided herein, Employee shall keep the terms and facts of this Agreement, Employee’s employment, Employee’s separation from employment completely confidential. Employee acknowledges that Employee has not disclosed, and shall not hereafter disclose, any information concerning this Agreement or the circumstances of Employee’s employment or separation therefrom, to anyone. It is understood that this Agreement shall be subject to exceptions for, Employee revealing the terms of this Agreement to Employee’s attorney, financial advisor, or immediate family on the same conditions of confidentiality, as otherwise required by law or court order, or in order to enforce the terms of this Agreement. Employee understands and agrees not to sell, license or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information (as that term is defined in the Employment Agreement) or materials. Employee acknowledges and agrees that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Confidential Information obtained by Employee during or in connection with the course of Employee’s employment constitutes unfair competition. Employee agrees and promises not to engage in unfair competition Employer or its Affiliates, at any time thereafter.

6. No Re-Hire. Employee may not apply for employment with the Employer in the future. If the Employee does, the Employer may use this Agreement to deny or terminate employment for cause.

7.        Non-Disparagement. Employee agrees that Employee will not disparage Releasees and will not make any statement to any third party which could reasonably be foreseen to cause harm to the personal or professional reputation of Releasees or its/their employees, board directors or officers. This non-disparagement clause shall not apply to statements made under oath by Employee if compelled to testify pursuant to lawful subpoena or to statements made to enforce the terms of this Agreement. This non-disparagement clause shall in no event be construed to restrict Employee’s exercise of his rights as a Shareholder nor to apply to any statements by Employee made pursuant to his responsibilities as member of the Board of Directors of the Employer.

8. Post-Employment Restrictions. Employee understands that certain post-employment obligations and/or restrictions in the Employment Agreements, including, but not limited to Section 6 governing Confidential Information, Non-solicitation, and Cooperation, and Section 13 governing Notification of New Employer.

9.       Successors and Assigns. This Agreement shall be assignable to and shall be binding upon and inure to the benefit of, Employer’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Employer’s stock or assets, and shall be binding upon the Employee. The Employee shall not have the right to assign his rights or obligations under this Agreement.

10.       Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

11.       Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.       Notices. Whenever any notice is required hereunder, such notice shall be deemed to have been effectively delivered or given and received on the date personally delivered or on the date sent via email to the respective party to whom it is directed and confirmed by return email within three (3) business days, provided that if confirmation by email is not received within such time, a copy of such notice is also delivered to the person via overnight delivery at the known address of such person or, if not known, then to the corporate headquarters and to the attention of such person.

13.       Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by the Employee and a duly authorized officer of the Employer.

14.       Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Employer.

15.       Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern. Any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. The Parties consent to the personal jurisdiction of the state and/or federal courts located in Fulton County, Georgia. The Parties waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

16.       Obligations of Successors. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

17.       Counterparts. This Agreement may be executed in any number of counterparts, including, but not limited to, electronically signed or scanned images, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

_____________________ ______________ Jacob Margolin Date	CLINIGENCE HOLDINGS, INC. ________________________________ By: Warren Hosseinion, Chairman Date:____________________________